Ex-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

November 26, 2008

Delaware Group Government Fund
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of Delaware Core Plus Bond Fund (the “Fund”), a series of Delaware Group Government Fund, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that the Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period December 1, 2008 through November 30, 2009.

Fund	Class	12b-1 Cap
Delaware Core Plus Bond	Class A	0.25%
	Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/Theodore K. Smith

Name: Theodore K. Smith
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Government Fund

By:	/s/Patrick P. Coyne

Name: Patrick P. Coyne
Title: President
Date: November 26, 2008